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                       INFORMATION HOLDINGS INC. FILES FOR
                            OFFERING OF COMMON STOCK

         NEW YORK, February 14, 2000 -- Information Holdings Inc. (NYSE: IHI) today announced that it filed a registration statement relating to a proposed offering of 4,000,000 shares of common stock. The underwriters have an option to purchase up to 600,000 additional shares to cover over-allotments, if any. All net proceeds from the offering will go to the Company. The underwriters for the offering are Merrill Lynch & Co., Morgan Stanley Dean Witter and Thomas Weisel Partners.

         The Company will use a significant portion of the net proceeds to develop and market its B2B intellectual property portal, CorporateIntelligence.com, and to fund future acquisitions. Remaining proceeds will be available for general corporate purposes.

         A registration statement related to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

         Information Holdings Inc. is a leading provider of information products and services, primarily to the intellectual property and scientific markets. Through its CorporateIntelligence.com unit, which includes MicroPatent -Registered Trademark- and Master Data Center-TM-, the Company provides a broad array of databases, information products and complementary services for intellectual property professionals. The Company is recognized as a leading provider of intellectual property information over the Internet. In addition, the Company's CRC Press -Registered Trademark- business publishes professional and academic books, journals, newsletters and electronic databases covering areas such as life sciences, environmental sciences, engineering, mathematics, physical sciences and business. Information Holdings Inc. is listed on the New York Stock Exchange and trades under the symbol: IHI.

         This press release includes statements which may constitute forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.



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For further information, contact:

Vincent A. Chippari                                    Chris Plunkett
Executive Vice President & Chief Financial Officer     Brainerd Communicators
Information Holdings Inc.                              212-986-6667
203-961-9208


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